UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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PATRIOT NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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PATRIOT NATIONAL BANCORP, INC.

900 Bedford Street

Stamford, Connecticut 06901

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Patriot National Bancorp, Inc.:

We cordially invite you to the 2012 Annual Meeting of Shareholders of Patriot National Bancorp, Inc. which will be held at the offices of Robinson & Cole LLP, 1055 Washington Boulevard, 10 th Floor, Stamford, Connecticut 06901-2249, on December 18, 2012, at 10:30 a.m., for the following purposes:

(1)	To elect seven directors to serve until our Annual Meeting of Shareholders to be held in 2013 and until their successors are elected;

(2)	To ratify the appointment of KPMG LLP to serve as the independent registered public accounting firm for Patriot National Bancorp, Inc. for the 2012 fiscal year; and

(3)	To transact any other business which may properly come before the meeting.

Our directors and officers and representatives of our independent registered public accounting firm are expected to be present at the meeting.

This Notice of 2012 Annual Meeting and the attached Information Statement dated November 6, 2012 should be read in conjunction with our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011. Collectively, these documents contain all of the information and disclosures required in connection with the 2012 Annual Meeting of Shareholders. Copies of all these materials can be found at www.pnbk.com.

By Order of the Board of Directors,

/s/ Michael A. Carrazza
Michael A. Carrazza
Chairman of the Board

/s/ Christopher D. Maher
Christopher D. Maher

President and Chief Executive Officer

November 6, 2012

INFORMATION STATEMENT

For the Annual Meeting of Shareholders to be held on

December 18, 2012

at the offices of Robinson & Cole LLP,

1055 Washington Boulevard, 10th Floor

Stamford, Connecticut 06901

at 10:30 a.m.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the shareholders of Patriot National Bancorp, Inc., a Connecticut corporation (“we,” “us,” “our,” the “Company” or “Patriot”). We are the bank holding company of Patriot National Bank (the “Bank”). This Information Statement relates to our resolutions to (a) elect seven directors for the coming year, (b) to retain KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year, and (c) transact any other business which may properly come before the meeting. These resolutions will be adopted by our Board of Directors prior to the 2012 Annual Meeting of Shareholders in accordance with statutes governing Connecticut corporations (the “Connecticut Law”) and will be presented to an annual meeting of our shareholders to be held on December 18, 2012, as outlined in the Notice of 2012 Annual Meeting of Shareholders (the “Annual Meeting”) that accompanies this Information Statement.

Our majority shareholder which owns in excess of 87.5% of our outstanding voting securities (the “Majority Shareholder”), PNBK Holdings LLC (“Holdings”), has indicated that it will vote in favor of these resolutions. Holdings is managed by PNBK Sponsor, LLC (“Sponsor”). Michael A. Carrazza, the Chairman of our Board, is the manager of Sponsor. No other votes are required or necessary to elect directors for the coming year or to retain KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

The election of directors and the retention of KPMG LLP as our independent registered public accounting firm are outlined below.

Important Notice of Internet Availability of Information Statement and Related Materials

As permitted by the federal securities laws, we are making this Information Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended, available to our shareholders primarily via the Internet instead of mailing printed copies of these materials to each shareholder. On or about November 8, 2012 we intend to mail to our shareholders a Notice of Internet Availability, or “Notice,” containing instructions on how to access these materials, including the Information Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended. We intend to make the Information Statement available to our shareholders on or about November 8, 2012. This Information Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended, are available for viewing on the Internet at www.pnbk.com.

QUORUM AND VOTING REQUIREMENTS

Quorum Requirement

A majority of our outstanding common stock, $0.01 par value per share (the “Common Stock”), represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law. If less than a quorum is represented at a meeting, a majority of the shares so represented may adjourn the meeting without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Vote Required

If a quorum is present, action by the shareholders on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

In the election of directors, shareholders may cumulate their votes. Cumulative voting allows a shareholder to allocate among the director nominees, as the shareholder sees fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares held by the shareholder. For example, if a shareholder owns 100 shares of stock, and there are seven directors to be elected at the Annual Meeting, a shareholder may allocate 700 “for” votes (seven multiplied by 100) among as few or as many of the seven nominees to be voted on at the Annual Meeting as the shareholder chooses. Cumulative voting applies only to the election of directors. For all other matters, each share of Common Stock outstanding as of the close of business on the Record Date (as defined below), is entitled to one vote.

In determining the number of votes cast for or against a proposal, shares abstaining from voting on a matter (including elections) will not be treated as a vote for or against the proposal.

Dissenters’ Right of Appraisal

Our shareholders do not have dissenters’ rights of appraisal with respect to the proposals to be considered at the Annual Meeting.

Other Business

At the date hereof, our management has no knowledge of any business other than that described in the notice for the Annual Meeting that will be presented for consideration at the Annual Meeting.

BENEFICIAL OWNERSHIP AND OTHER MATTERS

Record Date

The record date for determining the shareholders entitled to vote at the Annual Meeting was the close of business on Monday, November 5, 2012 (the “Record Date”), at which time we had issued and outstanding 38,467,073 shares of Common Stock which were owned by 575 shareholders of record. The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Annual Meeting.

Beneficial Ownership

The table below provides certain information about beneficial ownership of Common Stock of the Company as of the Record Date with respect to: (i) each person, or group of affiliated persons, who is known to the Company to own more than five percent (5%) of Company Common Stock; (ii) each of the Company’s directors; (iii) each of the Company’s executive officers; and (iv) all of the Company’s directors and executive officers as a group.

Except as otherwise noted, to the knowledge of the Company, all persons listed below have sole voting and dispositive power with respect to all shares of Common Stock they beneficially own, except to the extent authority is shared by spouses under applicable law. Applicable percentage ownership is based on 38,467,073 shares of Common Stock outstanding. In computing the number of shares of Common Stock beneficially owned by a person and applicable percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within sixty (60) days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each shareholder is in care of Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, CT 06901.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares		Percent of Class
Michael A. Carrazza	33,669,500	(1)	87.5%
Edward N. Constantino	24,492	(2)	*
Christopher D. Maher	208,500	(3)	*
Kenneth T. Neilson	72,192	(4)	*
Robert F. O’Connell	27,948		*
Emile Van den Bol	14,924	(2)	*
Raymond Smyth	36,325	(5)	*
Michael J. Weinbaum	64,492	(2)	*
Philip W. Wolford	12,873	(6)	*
Mark C. Foley	0		*
All Directors and Executive Officers	34,131,246	(1)(2)(3)(4)(5)(6)	88.7%

*	Less than one percent (1%)
(1)

Includes 33,600,000 shares held by PNBK Holdings LLC (“Holdings”). Mr. Carrazza is the manager of PNBK Sponsor LLC (“Sponsor”), which is the manager of Holdings; therefore, Mr. Carrazza may be deemed to indirectly beneficially own the shares directly owned by Holdings. Holdings has sole voting and dispositive power with regard to all 33,600,000 shares; Sponsor and Carrazza have shared voting and shared dispositive power of said shares. Also includes 55,000 shares held by Solaia Capital Management Profit Sharing Plan for the benefit of Mr. Carrazza. Mr. Carrazza has sole voting and dispositive power with regard to such shares.

(2)	Includes 11,776 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(3)	Includes 187,500 shares issuable upon exercise of an option. The option is exercisable on December 31, 2012 at an exercise price of $2.20 per share.
(4)

Includes 57,700 shares held by Neilson Holdings LP (“NH”). Mr. Neilson is the general partner of NH; therefore, Mr. Neilson may be deemed to indirectly beneficially own the shares held by NH. Also includes 11,776 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.

(5)	Includes 6,264 shares held in an IRA for the benefit of Mr. Smyth. Also includes 9,784 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(6)	Includes 84 shares held in joint tenancy with Regine Vantieghem, Mr. Wolford’s wife; and 302 shares owned solely by Regine Vantieghem over which Mr. Wolford disclaims beneficial ownership.

None of our directors have informed us in writing that they intend to oppose any action to be taken by us at the Annual Meeting.

Changes in Control

There are no arrangements known to management that may result in a change of control of the Company.

ITEM 1. ELECTION OF DIRECTORS

The first item to be acted upon at the Annual Meeting is the election of seven directors to our Board of Directors. Each of the persons elected will serve a term of one year and until the election and qualification of his successor or until his earlier resignation, death or removal. Each nominee is currently serving as one of our directors. We are not aware of any material proceedings to which any of the nominee directors, or any associate of any such director, is a party adverse to us or has a material interest adverse to us. Each nominee has consented to being named as a nominee and to serve if elected.

If any Director nominee named in this information statement shall become unable or decline to serve (an event which the Board does not anticipate), a substitute may be nominated and elected.

Nominees for Election as Directors

The nominees for election as directors have provided the following information about themselves:

Name	Age	Current Position with the Company
Michael A. Carrazza	46	Chairman of the Board of Directors
Christopher D. Maher	46	President and Chief Executive Officer and Director
Edward N. Constantino	66	Director
Kenneth T. Neilson	64	Director
Emile Van den Bol	49	Director
Raymond B. Smyth	66	Director
Michael Weinbaum	46	Director

The nominees for election as directors have provided the following information about themselves:

Michael A. Carrazza

Mr. Carrazza has been the Chairman of our Board of Directors since 2010. Through PNBK Sponsor, Mr. Carrazza manages PNBK Holdings, the Company’s largest shareholder. Mr. Carrazza is also founder and CEO of Solaia Capital Advisors, an investment management company specializing in the acquisition and operational enhancement of middle market businesses. In 2004, he co-founded Bard Capital Group where he sponsored several transactions in the industrial sector. Mr. Carrazza currently serves as a director of AmQuip Crane Rental. From 2001 until 2003, he was principal at The GlenRock Group, a middle market investment firm, where he structured and financed the buyout of International Surface Preparation Group, Inc. (“ISPC”) from U.S. Filter/Vivendi. He subsequently worked at ISPC as Vice President in the office of the Chairman, managing the company’s financings, restructure and subsequent sale in 2006. Mr. Carrazza’s extensive investment management, finance and operational skills provide strong leadership to the Board.

Christopher D. Maher

Mr. Maher has been our President, Chief Executive Officer and a director since 2010. Prior to that, Mr. Maher was Executive Vice President in charge of retail banking for Dime Community Bancshares, Inc. and the Dime Savings Bank of Williamsburgh since 2005, and was named EVP and Chief Retail Officer in January 2009. Mr. Maher’s banking experience includes work for several New York City metropolitan area banks, including The Dime Savings Bank of New York, Chemical Bank, and Chatham Savings. Mr. Maher was a Senior Vice President in the Retail Banking division of The Dime Savings Bank of New York, where he served from 1989 through 2000. Mr. Maher is a former Director of the IFX Forum, a financial services technology standards organization and serves as Chairman of The Board of Trustees for Helen Keller Services for the Blind, an organization he has served since 1998. Mr. Maher’s broad banking experience and involvement in the financial services industry provides valuable strength to the Board.

Edward N. Constantino

Mr. Constantino has served as our director since 2010. He has over 40 years of audit, advisory and tax experience working for two major accounting firms, Arthur Anderson LLP and KPMG LLP. Mr. Constantino retired from KPMG in late 2009, where he was an Audit Partner in charge of the Firm’s real estate and asset management businesses. Mr. Constantino’s specific skills including auditing national and multinational organizations, internal control and compliance, financial reporting, regulatory reporting, risk management, asset valuation, accounting and finance and transaction structuring. He is a licensed CPA, a Member of the American Institute of Certified Public Accountants and a Member of the New York State Society of Public Accountants. He is currently a Member of the Board of Trustees and the Audit Committee Chairman of St. Francis College. Mr. Constantino’s certification as a CPA qualifies him as a financial expert and his overall accounting experience is valuable to the Board.

Kenneth T. Neilson

Mr. Neilson has served as our director since 2010. He is the retired President, Chairman and CEO of Hudson United Bank and Hudson United Bancorp where he served for 23 years. After becoming President and CEO in 1989, Mr. Neilson led Hudson United Bancorp from a one state, 15 branch network with $500 million in assets, to a premiere franchise spanning four states with over 200 branch locations and an asset size of $9 billion by 2006 when it was sold to TD Banknorth. Mr. Neilson currently serves as a Board Member of Quinnipiac University. Mr. Neilson’s overall banking and executive skills in building a community banking organization are valuable in helping to achieve the Board’s goals.

Emile Van den Bol

Mr. Van den Bol has served as our director since 2010. He is currently the Chief Executive Officer of Brooklawn Capital, LLC. Brooklawn Capital is an investment management company which advises and invests in securities. Mr. Van den Bol recently retired as Managing Director of the Commercial Real Estate Group of Deutsche Bank Securities, Inc. Mr. Van den Bol joined Deutsche Bank in 2001 as Managing Director and held several executive positions of the Firm including Global Head Commercial Real Estate CDO Group and Member of the Global Commercial Real Estate Executive Committee. From 2005 to 2009, Mr. Van den Bol was a Governor of the Board of the Commercial Mortgage Securities Association. From 1996 to 2001 Mr. Van den Bol was employed by Lehman Brothers where he held a number of positions including Head of Esoteric Principal Finance Group and Co-Head of Lehman Brothers Franchise Conduit. Mr. Van den Bol was a member of Morgan Stanley’s Structured Finance Group from 1991 to 1996. His overall experience in the financial services industry is valuable to the Board in achieving its goals.

Raymond B. Smyth

Mr. Smyth served as our director from November 2008 until 2010 and since 2011. He is a partner in the accounting firm of Masotti & Masotti. In addition, he is a CPA and a financial expert. His business experience together with his financial skills will be valuable to the Board’s overall capabilities.

Michael J. Weinbaum

Mr. Weinbaum has served as our director since 2010. He has been the Vice President of Real Estate Operations for United Capital Corp. for more than twenty years. He is a member of the International Council of Shopping Centers and has been a member of United Capital’s Board of Directors since 2005. Mr. Weinbaum’s broad real estate experience is valuable to the Board’s overall capabilities.

Executive Officers

Our executive officers who do not serve as directors and/or who are not nominees for election as directors are:

Name	Age	Current Position with the Company
Phillip W. Wolford	65	Chief Compliance Officer and Secretary
Mark C. Foley	60	Executive Vice President and Chief Credit Officer
Robert F. O’Connell	64	Senior Executive Vice President, Chief Financial Officer and Director (until November 30, 2012)
William C. Gray	57	Chief Financial Officer and Executive Vice President (as of December 1, 2012)

Philip W. Wolford

Mr. Wolford has served as Patriot’s Chief Compliance Officer and Secretary since October 2010. He has also served as Chief Operating Officer and Secretary of the Bank since September 2000. Mr. Wolford was Patriot’s President and Secretary from December 1999 until June 2000. He was President and Chief Executive Officer of the Bank from September 1994 until June 1999 and Secretary of the Bank from September 1998 until September 2000 and President of the Bank from August 1999 until September 2000. Mr. Wolford served as a director of Patriot from 1999 to 2010 and as a director of the Bank from 1994 to 2010. His long-tenure with the Bank as well as his banking and financial experience are valuable to the Board’s overall capabilities.

Mark C. Foley

Mr. Foley has been Executive Vice President and Chief Credit Officer since November, 2011. From 2010 to 2011 he was Chief Credit Officer at Herald National Bank. Prior to that he was Managing Director at Forensic Investigative Associates since 2004.

Robert F. O’Connell

Mr. O’Connell has served as our director and Senior Executive Vice President and Chief Financial Officer since 2001 and as the Bank’s Executive Vice President and Chief Financial Officer from 2000 to 2001. He has also served as a director and Senior Executive Vice President and Chief Financial Officer of the Bank since 2001 and as Executive Vice President and Chief Financial Officer of the Bank from 2000 to 2001. From 1994 to 2000, Mr. O’Connell served as Senior Vice President and Chief Financial Officer of New Canaan Bank and Trust Company and Treasurer/Senior Financial Officer of its successor, Summit Bank, New Canaan, Connecticut. His banking and financial experience is valuable to the Board’s overall capabilities. Mr. O’Connell has advised us that he will retire from his position as Senior Executive Vice President and Chief Financial Officer of Patriot and the Bank, in each case effective as of November 30, 2012. Therefore, Mr. O’Connell is not standing for reelection.

William C. Gray

Mr. Gray has been appointed as Executive Vice President and Chief Financial Officer of Patriot and the Bank, effective as of December 1, 2012. Mr. Gray has served as Senior Vice President, Accounting and Finance of the Bank since August 2011. Prior to joining the Bank, Mr. Gray served as Senior Vice President and Chief Financial Officer of Gold Coast Bank from October 2007 through July 2011.

Certain Relationships, Related Transactions and Director Independence

There are no family relationships among our executive officers and directors. In the ordinary course of business, the Bank has made loans to officers and directors (including loans to members of their immediate families and loans to companies of which a director owns 10% or more). The total amount of loans to officers and directors outstanding was $0 as of December 31, 2011, and $338,000 as of the Record Date. In the opinion of management, all of such loans were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral requirements, as those then prevailing for comparable transactions with persons not related to the lender. The Bank believes that at the time of origination these loans neither involved more than the normal risk of collectability nor presented any other unfavorable features.

Information about transactions involving related persons is assessed by the Bank’s independent directors. Related persons include the Bank’s directors and executive officers as well as immediate family members of directors and officers. If the independent directors approve or ratify a material transaction involving a related person, then the transaction would be disclosed in accordance with the SEC rules. If the related person is a director, or a family member of a director, then that director would not participate in those discussions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers, directors and persons who own more than 10% of our issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to us. No Form 3 or 4 filings are known to us to be late for any of the directors, officers and beneficial owners of more than 10% of our issued and outstanding shares of Common Stock.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our business affairs are managed under the direction of the Board of Directors in accordance with the Connecticut Business Corporation Act, our certificate of incorporation and our bylaws. Members of our Board of Directors are kept informed of our business through discussions with the Chairman of the Board, our Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Our corporate governance practices are summarized below.

During 2011, our Board of Directors met 10 times. During 2011, each of our directors attended at least 75% of the meetings of our Board of Directors and at least 75% of the meetings of the committees of the Board on which each director served.

Director Attendance at Annual Meetings

We have a policy encouraging attendance by members of the Board of Directors at our Annual Meetings of shareholders. All of our directors attended the 2011 Annual Meeting of Shareholders.

Independence of Board of Directors and Members of Its Committees

We are a controlled company under NASDAQ rules because more than 50% of the voting power for the election of our directors is held by one shareholder. As a result, we are not required to maintain a majority of independent directors on our Board of Directors, nominating committee or compensation committee. The Board of Directors has determined that the following nominees for election as directors at the Annual Meeting are independent: Edward N. Constantino, Kenneth T. Neilson, Raymond B. Smyth, Emile Van den Bol and Michael Weinbaum. The Board of Directors has also determined that the Audit Committee is comprised entirely of independent directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ stock market and our corporate guidelines set forth in the Audit Committee Charter.

Independence Standards

The Board of Directors examines the independence of the directors annually. For a director to be considered independent, the Board of Directors must determine that the director does not have any relationship with us or any of our affiliates, either directly or as a partner, shareholder or officer of an organization that has such a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent if, among other things, the director has:

•	Been employed by the Bank or its affiliates at any time in the current year or during the past three years.

•	Accepted any payments from the Bank or its affiliates in excess of $120,000 during any period of twelve consecutive months within the preceding three years (except for Board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

•	An immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

•	Been a partner, controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Bank’s securities) that exceed five percent of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the preceding three years.

•	Been employed as an executive officer of another entity where any of the Bank’s executive officers serve on that entity’s compensation committee.

Board Leadership Structure and Role in Risk Oversight

Although our Board of Directors has not adopted a formal policy with respect to whether the principal executive officer should also serve as Chairman of the Board, our principal executive officer and Chairman of the Board are currently separate individuals. Our Board of Directors believes that having an independent Chairman of the Board is appropriate given our business characteristics.

The Board of Directors’ primary responsibility is to seek to maximize long-term shareholder value. The Board of Directors selects our management, monitors management and Company performance, and provides advice and counsel to management. Among other things, the Board of Directors regularly reviews our business strategy and approves our budget. In fulfilling the Board of Directors’ responsibilities, non-employee directors have full access to our management, external auditors and outside advisers.

Committees of the Board of Directors

The members of our Board of Directors devote time and talent to certain standing committees. Among these committees are the Audit Committee, Compensation Committee, Executive Committee and the Nominating and Governance Committee. The principal functions and members of each committee are described below.

The functions of the Audit Committee include (i) reviewing and recommending policies regarding internal audit and credit review, (ii) establishing and implementing policies to comply with applicable regulations, (iii) causing suitable audits to be made by auditors engaged by the Audit Committee on our behalf, and (iv) pre-approving all audit services and permitted non-audit services provided by the auditors. The Audit Committee or its Chairman also discusses with the independent auditors the auditors’ review of our unaudited quarterly financial statements. The Audit Committee operates pursuant to a written charter, as amended by the Board of Directors on October 23, 2012 and which was initially filed with the SEC as an Exhibit to the Proxy Statement for the 2007 Annual Meeting of Shareholders. Shareholders may request a copy of the Charter, without charge, by contacting William C. Gray, Executive Vice President and Chief Financial Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 (203) 251-8210. The members of the Audit Committee are Messrs. Constantino, Neilsen, and Smyth each of whom is an independent director as defined by SEC and NASDAQ rules. The Board has determined that Messrs. Constantino and Smyth have the professional experience necessary to qualify as Audit Committee financial experts under SEC rules. During 2011, the Audit Committee met 6 times. The Report of the Audit Committee for the year ended December 31, 2011 is set forth on page 16.

The Compensation Committee determines executive compensation. The members of the Compensation Committee are Messrs. Neilson (chairman), Carrazza and Constantino. During 2011, the Compensation Committee met one time. A copy of the Compensation Committee Charter was filed as an Exhibit to the Proxy Statement for the 2008 Annual Meeting of Shareholders. In performing its duties, the Compensation Committee may engage consultants to assist it in determining the amount or form of executive and director compensation. During 2011, the Compensation Committee did not engage any consultants. The Compensation Committee consults with our executive officers in determining executive and director compensation.

The Executive Committee exercises, if needed and when the Board of Directors is not in session, all powers of the Board of Directors that may lawfully be delegated. The members of the Executive Committee are Messrs. Carrazza (chairman), Constantino, Maher, Neilson and Van den Bol. The Executive Committee did not meet during 2011.

The principal function of the Nominating and Governance Committee is to consider and recommend to the full Board of Directors nominees for directors of Patriot and the Bank. The committee is also responsible for reporting and recommending from time to time to the Board of Directors matters relative to corporate governance. The members of the Nominating and Governance Committee are Messrs. Van den Bol (chairman), Carrazza and Constantino. During 2011, the Nominating and Governance Committee met one time. A copy of the Nominating and Governance Committee Charter was filed as an Exhibit to the Proxy Statement for the 2008 Annual Meeting of Shareholders.

Nomination Process

The process of reviewing and making recommendations for nominations and appointments to the Board of Directors is the responsibility of the Nominating and Governance Committee. Our directors have a critical role in guiding our strategic direction and in overseeing management. The Nominating and Governance Committee will consider candidates for the Board based upon several criteria, including their broad-based business and professional skills and experiences, concern for the long-term interests of shareholders, personal integrity and judgment. Candidates should have reputations, both personal and professional, consistent with our image and reputation. Directors must have time available to devote to Board activities and to enhance their knowledge of the banking industry. Accordingly, the Board of Directors seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities for us, and who are expected to contribute to an effective Board.

The Nominating and Governance Committee utilizes the following process for identifying and evaluating nominees to the Board of Directors. In the case of incumbent directors, each year the Board of Directors informally reviews each director’s overall service to us during the term, including the number of meetings attended, level of participation and performance. In the case of new director candidates, the Committee may solicit from existing directors the names of potential candidates who meet the criteria above; the Committee may discuss candidates suggested by our shareholders and, if deemed appropriate by the Board of Directors, or the Committee may engage a professional search firm. To date, the Nominating and Governance Committee has not engaged a professional search firm to identify or evaluate potential nominees, but it retains the right to do so in the future, if necessary. The Nominating and Governance Committee meets to discuss and consider these candidates’ qualifications and then chooses new candidates by majority vote. Each of the nominees for director listed above was recommended by the Nominating and Governance Committee in 2012.

Shareholder Nominations

Under our by-laws, nominations for directors may be made by any shareholder of any outstanding class of our capital stock who delivers notice, along with the additional information and materials required by our by-laws and certificate of incorporation, to our Chairman not fewer than 14 days and not more than 50 days before the Annual Meeting. Shareholders may obtain a copy of our certificate of incorporation and by-laws by writing to our Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901.

To be considered, the shareholder’s nomination must contain: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of our capital stock that will be voted for each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of our shares of capital stock owned by the notifying shareholder. In addition, the nomination should include any other information relating to the proposed nominee required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the nominee’s written consent to serve as a director if elected.

Communications with the Board

Interested parties, including shareholders, wishing to communicate directly with the Board or any independent directors should send written communications to Michael A. Carrazza, Chairman of the Board, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901. Each communication will be reviewed by Mr. Carrazza who will make appropriate recommendations to the Board of Directors, which may include discussing the matter raised with the Board as a whole, with only the independent directors, and/or with other members of the senior management team. We believe that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

Code of Conduct

Each of our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer is required to comply with the Patriot National Bancorp, Inc. Code of Conduct for Senior Executive Financial Officers adopted by our Board of Directors. The Code of Conduct was adopted to deter wrongdoing and promote honest and ethical conduct; full, fair, accurate and timely disclosure in public documents; compliance with law; prompt internal reporting of Code violations, and accountability for adherence to the Code. The Code of Conduct was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. All of our directors, officers and employees are also required to comply with a general Code of Conduct that satisfies the rules set out in Section 406(c) of the Sarbanes-Oxley Act of 2002. Shareholders may request a copy of either Code, without charge, by contacting William C. Gray, Executive Vice President and Chief Financial Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 (203) 251-8210.

EXECUTIVE COMPENSATION

Director Compensation

The following table details the compensation paid to or accrued for each of Patriot’s non-management directors in 2011:

Name	Fees Earned or Paid in Cash ($)	Cash Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Raymond Smyth	750	-0-	-0-	-0-	-0-	-0-	750
Edward N. Constantino	27,250	-0-	-0-	-0-	-0-	-0-	27,250
Kenneth T. Neilson	24,000	-0-	-0-	-0-	-0-	-0-	24,000
Emile Van den Bol	19,750	-0-	-0-	-0-	-0-	-0-	19,750
Michael J. Weinbaum	17,250	-0-	-0-	-0-	-0-	-0-	17,250

Patriot’s directors who are also executive officers do not receive compensation for service on the board of directors or any of its committees. Non-employee directors of Patriot receive $750 for each board meeting in which they participate and fees ranging from $250 to $500 for each committee meeting in which they participate. In addition, non-employee directors who serve as the chair of a committee receive additional fees ranging from $2,000 to $6,000 per year.

Our directors are also reimbursed for reasonable and necessary out-of-pocket expenses incurred in connection with their service to us, including travel expenses.

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer, the two other executive officers who received the highest annual compensation. Certain of the named executive officers (the “Named Executive Officers”) are entitled to certain payments in connection with resignation, retirement or other termination, as described more fully under the heading “Agreements with Executive Officers and Consultants.”

Name and Principal Position(s)	Year	Salary		Bonus		All Other Annual Compensation	Total
Michael A. Carrazza (1)	2011	$300,000	(2)	$150,000	(2)	$-0-	$450,000
Chairman	2010	$-0-		-0-		$-0-	$-0-
Christopher D. Maher (1)	2011	$375,000		$150,000	(2)	$12,000	$537,000
President and CEO	2010	$67,682		$-0-		$2,500	$70,182
Robert F. O’Connell	2011	$253,323		$-0-		$7,430	$260,753
Senior Executive Vice President and Chief Financial Officer	2010	$253,323		$-0-		$7,423	$260,746

(1)	Messrs. Carrazza and Maher have been employed by the Company since October 15, 2010.
(2)	Substantially all of the salary and bonus for Mr. Carrazza and the bonus for Mr. Maher for 2011 have been accrued but will not be paid pending regulatory review.

Potential Payments Upon Termination or Change of Control

Patriot and/or the Bank have entered into certain agreements and maintain certain plans that will require the payment of compensation to Mr. O’Connell in the event of a change of control of Patriot. The amount of compensation payable to him in each situation is listed in the table below. The disclosures assume a payment event having occurred on December 31, 2011.

The following table describes the potential payments upon a deemed change of control (“COC”) of Patriot for Robert F. O’Connell:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (COC)	Death or Disability
Compensation:
Cash	$0	$0	$0	$0	$625,000	$0
Non-Cash	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:	$0	$0	$0	$0	$0	$0
Total:	$0	$0	$0	$0	$625,000	$0

Payments are capped so as not to exceed the limits of Section 280G of the Internal Revenue Code. The exercise of rights under the change of control agreement will not result in adverse tax consequences to Patriot under Section 280G of the Internal Revenue Code of 1986, as amended.

401(k) Plan

The Bank maintains a tax-qualified 401(k) Plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Employees become eligible to make salary reduction contributions to the 401(k) Plan and to receive any matching or discretionary contributions made to the 401(k) Plan by the Bank on the first day of the quarter coinciding with or next following the date that the employee has attained 21 years of age and completed at least 1,000 hours of service in a period of six to 12 consecutive calendar months.

Under the 401(k) Plan, participants may elect to have the Bank contribute a portion of their compensation each year, subject to certain limitations imposed by the Internal Revenue Code. The 401(k) Plan permits the Bank to make discretionary matching and additional discretionary contributions to the 401(k) Plan. Participants in the 401(k) Plan may direct the investment of their accounts in several types of investment funds.

Participants are always 100% vested in their elective deferrals, matching and discretionary matching contributions and related earnings under the 401(k) Plan. Participants are permitted to receive a distribution from the 401(k) Plan only in the form of a lump sum payment.

Patriot National Bancorp, Inc. 2012 Stock Plan

In 2011, Patriot adopted the Patriot National Bancorp, Inc. 2012 Stock Plan (the “2012 Plan”). The 2012 Plan is administered by a committee of not less than two disinterested members of Patriot’s Board of Directors. Grants under the 2012 Plan may be made in the form of stock options, restricted stock and phantom stock units. The 2012 Plan authorizes 3,000,000 shares of Patriot’s Common Stock for issuance. Phantom stock units may be granted under the 2012 Plan up to 1,000,000 units.

Under the terms of the 2012 Plan, only Patriot employees and employees of its subsidiaries may receive stock options. The exercise price of the stock options shall be not less than the fair market value of the stock on the date of grant. The Plan Committee shall determine the dates upon which the options may be exercisable, which shall not exceed 10 years from the date of grant. The options may be exercised on a cashless basis if approved by the Plan Committee.

Only Patriot’s and the Bank’s non-employee directors are eligible to receive grants of restricted stock under the 2012 Plan. Each calendar year, Patriot’s directors shall receive shares of restricted stock valued at $12,500 and the directors of the Bank shall receive shares of restricted stock valued at $7,500. The restricted stock shall be subject to such terms and conditions, including vesting, as may be determined by the Plan Committee.

Only Patriot’s employees and employees of its subsidiaries are eligible to receive phantom stock units under the 2012 Plan. The phantom stock units entitle the holder to receive upon exercise, in cash or shares of Common Stock, the appreciation in the value of the Common Stock from the date of grant. The Plan Committee shall determine the terms and conditions of each phantom stock unit award. Upon a change of control of Patriot, the grantee shall be required to redeem all of his or her phantom stock units. In the event of a sale of substantially all of Patriot’s assets, all outstanding phantom stock units will be redeemed

There were no awards made under Patriot’s 2012 Stock Plan during 2011.

ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS

The second item to be acted upon at the Annual Meeting is the ratification of the Board of Directors’ selection of our independent registered public accounting firm.

The Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to examine our financial statements for the current fiscal year ending December 31, 2012 and to perform other appropriate accounting services. KPMG has served as our independent registered public accounting firm since November 17, 2010, and has no relationship with us other than that arising from their employment as our independent registered public accounting firm.

Relationship with Independent Auditors

On November 17, 2010, our Audit Committee of the Board of Directors engaged KPMG as our new principal independent accountant and replaced McGladrey & Pullen, LLP (“McGladrey”), our former principal independent accountant.

During our two most recently completed fiscal years and the subsequent interim period preceding the replacement of McGladrey, there were: (i) no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to the subject matter of the disagreement(s) in connection with its report; and (ii) no reportable events as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

During our two most recently completed fiscal years and the subsequent interim period prior to engaging KPMG, neither we nor anyone on our behalf consulted with KPMG regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by KPMG that was an important factor considered by Patriot in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are described in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Audit Fees

The following table sets forth the fees we paid to KPMG and McGladrey, two independent registered public accounting firms, with respect to our fiscal years ended December 31, 2011 and 2010 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services rendered that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other services rendered.

	Year Ended
	December 31, 2011	December 31, 2010
Audit fees (1)	$407,400	$495,193
Audit-related fees (2)	7,500	—
Tax fees (3)	35,000	38,600
All other fees	—	—

Total fees	$449,900	$533,793

(1)	Audit fees with respect to the year ended December 31, 2011 represent payments made by Patriot to KPMG LLP for professional services. Audit fees with respect to the year ended December 31, 2010 represent payments made by Patriot to KPMG LLP and McGladrey & Pullen, LLP for professional services. These payments were approved by the Audit Committee.
(2)	Audit-related fees are payments made to KPMG LLP in connection with Patriot’s Registration Statement on Form S-8.
(3)	Tax fees with respect to the year ended December 31, 2011 represent payments made by Patriot to KPMG LLP for their preparation of Patriot’s federal and state income tax returns. Tax fees with respect to the year ended December 31, 2010 represent payments made by Patriot to KPMG LLP and RSM McGladrey, Inc. for their preparation of Patriot’s federal and state income tax returns. These payments were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accountants. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

All services provided by and fees paid to our independent auditors in 2010 and 2011 were pre-approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE

The Audit Committee reviewed and discussed the audited financial statements with management, and discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K, as amended.

Edward N. Constantino

Kenneth T. Nielsen

Raymond B. Smyth

ADDITIONAL INFORMATION

The 2012 Annual Meeting of Shareholders is scheduled to be held on December 18, 2012. Pursuant to Rule 14a-8 promulgated under the Exchange Act, our shareholders may present proper proposals for inclusion in our proxy or information statement and for consideration at the next annual meeting of shareholders by submitting their proposals to our Secretary in a timely manner. In order to be included in the proxy or information statement for the 2013 Annual Meeting of Shareholders, shareholder proposals must be received by our Secretary no later than October 31, 2013 and must otherwise comply with the requirements of Rule 14a-8. No such shareholder proposals have been received for the 2012 Annual Meeting of Shareholders.

We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of our periodic reports, information statements or other information concerning us, without charge, by written request, directed to Phillip W. Wolford, Secretary, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 or by telephone at 203-252-5925. If you would like to request documents, please do so by November 20, 2012 in order to receive them before the Annual Meeting.

THIS INFORMATION STATEMENT IS DATED NOVEMBER 6, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ABOVE, UNLESS EXPRESSLY PROVIDED, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors,

/s/ Michael A. Carrazza
Michael A. Carrazza
Chairman of the Board November 6, 2012